Exhibit 99(i)

FOR IMMEDIATE RELEASE

From:     Jan Almon
          Honeywell Satellite Systems Operation
          19019 N. 59th Ave.
          Glendale, AZ  85308
          (602) 561-3493

                   JURY RETURNS VERDICTS TODAY IN CASE BETWEEN
                    HONEYWELL SATELLITE SYSTEMS OPERATION AND
                         AMERICAN FLYWHEEL SYSTEMS, INC.

     PHOENIX, ARIZONA - November 27, 1996 _ In litigation between Honeywell Inc.

Satellite Systems Operation (SSO) and American Flywheel Systems, Inc. (AFS)

involving a technology development contract, a Phoenix jury today returned three verdicts against Honeywell which total $38 million dollars and one verdict in favor of Honeywell for relief which will be determined by the court.

     The case stemmed from the development contract signed in 1993 for an electro mechanical flywheel battery (EMFB).  Honeywell originally filed suit in

September 1994 because of AFS's failure to pay SSO for work performed and because the parties were unable to agree on their respective rights and obligations under the contract.  AFS countersued with allegations relating to the breach of the development agreement.  Judge Rebecca A. Albrecht of Maricopa

County Superior Court presided over the trial which began on October 7.

     `We are disappointed by the jury's findings and believe that the verdicts are fatally flawed because they are not supported by the evidence before the jury,' John J. Leshinski, counsel for Honeywell said.  `We will bring motions to contest these verdicts and resolve the remaining issues.  We expect these motions will be heard by the court over the next several months and resolved sometime in 1997.'

     Honeywell is a global controls company focused on creating value through control technology that enhances comfort, improves productivity, saves energy,

protects the environment and increases safety.  The company serves customers worldwide in the home and buildings, industrial, and aviation and space markets.

Honeywell employs 53,000 people in 95 countries and had 1995 sales of $6.7 billion.





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